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                                 EXHIBIT 23(a)

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Oxford Health Plans, Inc.:

    We consent to the incorporation by reference in the registration statements (Nos. 33-49738, 33-70908, 333-988, 333-28109, 333-35693, 33-94242, 333-79063,
333-42920 and 333-33226) on Form S-8 of Oxford Health Plans, Inc. of our reports dated January 26, 2001, relating to the consolidated balance sheet of Oxford Health Plans, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive earnings (loss) and cash flows for each of the three years in the period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Oxford Health Plans, Inc.



                                                Ernst & Young LLP




New York, New York
February 14, 2001








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